Exhibit 21
                  Subsidiaries of BestNet Communications Corp.


                           Subsidiaries of Registrant

                                                            Percent of Ownership
                                State of Incorporation           by BestNet
      Subsidiary                   of Jurisdiction           Communications Corp
      ----------                   ---------------           -------------------
International Environment            Delaware                       100%
Services Corporation

Interpretel (Canada) Inc.            Province of Ontario            100%

Interpretel, Inc.                    Arizona                        100%

Telplex International                Arizona                        100%
Communications, Inc

BestNet Travel Inc.                  Arizona                        100%